EXECUTION COPY        Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (the “Agreement”) is entered into by and among Michael I. Goldberg, in his capacity as receiver (the “Receiver”) for the entities identified on Schedule A to this Agreement (collectively, the “Receivership Entities”), Thomas A. Tucker Ronzetti, Harley S. Tropin, and Kozyak Tropin & Throckmorton, LLP, as interim class counsel (“Class Counsel”) on behalf of the plaintiffs in the Investor Class Action (as defined below), and Raymond James & Associates, Inc. (“Raymond James”). (The Receiver, Class Counsel, and Raymond James shall each be referred to as a “Party” and shall collectively be referred to as the “Parties.”)

RECITALS
A.The Receiver has been appointed as receiver over the Receivership Entities in a civil enforcement action commenced by the Securities and Exchange Commission (the “SEC”) captioned SEC v. Quiros et al., Case No. 16-CV-21301-DPG (the “SEC Action”) pending in the United States District Court for the Southern District of Florida (the “District Court”) before the Honorable Darrin P. Gayles. The Receiver derives his authority over the Receivership Entities from the District Court’s Order Granting Motion for Appointment for Appointment of Receiver [DE #13] entered at the request of the SEC [DE #7], and as expanded on April 22, 2016, to include other entities [DE #60]. The District Court subsequently entered a Preliminary Injunction, thereby continuing the Receiver’s appointment over the Receivership Entities. [DE #238]. (The Receivership Entities and all property subject to the Receiver’s authority are collectively referred to as the “Receivership Estate.”)
B.The Complaint in the SEC Action alleges, inter alia, that defendants Ariel Quiros (“Quiros”) and William Stenger, in violation of federal securities laws, controlled and utilized the various Receivership Entities in furtherance of a fraud on foreign investors who invested in certain limited partnerships (the “Investors”) under the federally-created EB-5 visa program, and seeks various forms of relief including appointment of the Receiver. The first six limited partnerships (defined below as Suites Phase I, Hotel Phase II, Penthouse Phase III, Golf and Mountain Phase IV, Lodge and Townhouses Phase V, and Stateside Phase VI) were used to develop and expand the Jay Peak resort located in the Village of Jay, Vermont (the “Jay Peak Resort”). The seventh limited partnership (defined below as Biomedical Phase VII) raised funds to purchase land and develop a biomedical research facility in Newport, Vermont. The eighth limited partnership (defined below as Q Burke Phase VIII) was used to develop and expand the Burke Mountain hotel and ski area located in East Burke, Vermont (the “Burke Mountain Hotel”).
C.Promptly after his appointment, the Receiver commenced a civil action against Raymond James, Joel N. Burstein (“Burstein”), and Quiros seeking recovery of partnership funds the Receiver alleges were misused and misappropriated in a case captioned Goldberg v. Raymond James & Associates, Inc., et al., Case No. 16-CV-21831-JAL (the “Receiver’s Action”), pending in the United States District Court for the Southern District of Florida before the Honorable Joan A. Lenard.

D.On May 5, 2016, Class Counsel commenced the first-filed Investor action against Raymond James, Burstein, Quiros, and others, on behalf of the Investors seeking recovery of Investor losses in a case captioned Daccache v. Raymond James & Associates, Inc., et al., Case No. 16-CV-21575-FAM (the “Investor Class Action”), also pending in the United States District Court for the Southern District of Florida before the Honorable Federico A. Moreno, and were subsequently appointed interim class counsel with exclusive authority to negotiate on behalf of the putative investor class. Other Investors have brought additional, separate actions against Raymond James and Burstein in federal and state courts in Florida and Vermont (the “Other Investor Actions”). Some of the Other Investor Actions have been consolidated into the Investor Class Action; others have not and remain as independent actions. The Other Investor Actions include: Gonzalez-Calero, et al., v. Raymond James et al., Case No 16-017840-CA-01 (Fla. 11th Cir.); Zhang et al. v. Raymond James et al., Case No. 1:16-cv-24655-KMW (S.D. Fla.); Waters v. Raymond James, Case No. 11-2016-CA-001936-00001 (Fla. 20th Cir.); James B. Shaw, et al., v. Raymond James Financial, Inc., et al., Case No. 16-cv-129 (D. Vt.) (consolidated); Carlos Enrique Hiller Sanchez v. Raymond James & Associates, Inc., et al., Case No. 16-cv-21643-KMW (S.D. Fla.) (consolidated); Milos Čitaković, et al. v. Raymond James & Associates, Inc., et al., Case No. 16-014261-CA 01 (Fla. 11th Ct.) (voluntarily dismissed); Jose R. Casseres-Pinto v. Ariel Quiros, et al., Case No. 16-cv-22209-DPG (S.D. Fla.) (consolidated); Minggan Wei and Zhao Wei v.Ariel Quiros, et al., Case No. 602-7-16 CNCV (Vt. Sup. Ct.) (voluntarily dismissed).
E.Discovery efforts in the Receiver’s Action, Investor Class Action, and Other Investor Actions have been coordinated, and the Parties have engaged in meaningful discovery, including the exchange and review of large quantities of documents and depositions of key individuals.
F.Since July 2016, the Receiver and Raymond James have been engaged in good faith, arm’s-length settlement negotiations. These negotiations have included multiple in-person meetings and phone conferences. Most recently, the Receiver and Raymond James engaged in a two-day mediation, in which Class Counsel also participated. At each step, the Parties have been represented by experienced and diligent counsel vigorously pressing their respective client’s positions.
G.The Parties desire to settle all claims brought, those that could have been brought, and those that may be brought in the future by the Receivership Entities, the Investors, or any other persons against the Raymond James Released Parties (as expansively defined in Section 5(a) below). Raymond James seeks assurance that, upon settlement of these claims, no further civil actions can or will be prosecuted or commenced against the Raymond James Released Parties with respect to the events and occurrences underlying the claims in the SEC Action, the Receiver’s Action, and the Investor Class Action or relating in any way to Quiros or any of the Receivership Entities. This includes prosecution of the Other Investor Actions and commencement of future actions by or on behalf of Investors or any other person aggrieved by the events and occurrences underlying the claims in the SEC Action, the Receiver’s Action, and the Investor Class Action, activities relating to the Receivership Entities, or any future actions which arise directly or indirectly from the activities of the Jay Peak Resort or Burke Mountain Hotel. This Section does not apply to any actions brought by federal or state governmental bodies or agencies.
H.Thus, the Parties recognize and understand that any full settlement of their respective rights, claims and defenses is contingent upon the grant of releases and entry of a bar order enjoining any and all persons (excluding any actions brought by federal or state governmental bodies or agencies) from commencing or continuing any and all claims against the Raymond James Released Parties that relate in any manner whatsoever to the SEC Action, the Receiver’s Action, the Investor Class Action, the Receivership Entities, or any future actions which arise directly or indirectly from the activities of the Jay Peak Resort or Burke Mountain Hotel, all as further provided herein.
I.As a result, the Parties have agreed to a full and final settlement of their rights, claims and defenses; provided, however, that a condition precedent to the full effectiveness of the settlement is the entry of (i) an Order by the District Court in the SEC Action in substantially the same form and substance as attached hereto as Exhibit “A” (the “Preliminary Approval Order”), which, inter alia, provides for preliminary approval of this Agreement and delineates the form, manner and substance of notices to be provided in advance of final approval of this Agreement; and (ii) an Order by the District Court in the SEC Action in substantially the same form and substance as attached hereto as Exhibit “B” (the “Bar Order”), which, inter alia, provides for final approval of this Agreement and bars commencement and continuation of any actions against the Raymond James Released Parties (excluding any actions brought by federal or state governmental bodies or agencies) as provided below.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is HEREBY AGREED between the Parties as follows:
1.RECITALS. The Parties represent, warrant and affirm that the above recitals are true and correct. The recitals set forth above are an integral part of this Agreement and are incorporated herein by reference.
2.    EFFECTIVENESS. On the date of execution by the last Party to sign this Agreement (the “Execution Date”), this Agreement shall take effect between the Parties, subject to approval by the District Court as provided herein. On the date the Agreement is approved by the District Court by the entry of the Bar Order (the “Effective Date”), this Agreement shall be effective for all purposes. As provided below, this Agreement shall be effective notwithstanding subsequent appeals of the Preliminary Approval Order, Bar Order, or both.

3.	SETTLEMENT.
a.    Settlement Amount. Subject to the terms and conditions of this Agreement, in full and final settlement of the claims released in Section 5(a) of this Agreement and in full and final resolution of the claims subject to the Bar Order, Raymond James shall pay the Receiver the sum of One Hundred and Fifty Million Dollars ($150,000,000.00) (the “Settlement Amount”), which sum includes the previously paid Vermont Settlement Funds defined and referenced below. The Parties hereby affirm that the provisions of this settlement, including the Settlement Amount and allocation thereof, are fair and reasonable.
b.    Settlement Payments.
i.    Before the Effective Date of this Agreement, Raymond James paid the Receiver Four Million Five Hundred Thousand Dollars ($4,500,000.00) of the Settlement Amount in connection with Raymond James’ settlement with the State of Vermont (the “Vermont Settlement Funds”). The Settlement Amount includes the amount of the Vermont Settlement Funds.
ii.    On or before the 20th day after entry of the Bar Order, Raymond James shall transfer to the Receiver Ninety One Million Seven Hundred Thousand Dollars ($91,700,000.00) of the Settlement Amount (the “Initial Settlement Payment”), to be held as set forth below until distributed by the Receiver in accordance with Section 3(d)(ii), Section 3(d)(iii), Section 3(d)(iv), and Section 11 of this Agreement.
iii.    Raymond James shall transfer Fifty Three Million Eight Hundred Thousand Dollars ($53,800,000.00) (the “Final Settlement Payment”) to the Receiver, constituting the remaining amount of the Settlement Payment, on or before the 20th day after the Bar Order is Final. (As used in this Agreement, in reference to any court order, being “Final” means a court order unmodified after the conclusion of, or expiration of, any right of any person to seek any appeal, rehearing, or reconsideration of the order.)
c.    Payment Instructions. Raymond James shall make the payments set forth in Sections 3(b)(ii) and 3(b)(iii) to an account maintained by the Receiver (the “Receiver Account”) by wire transfer pursuant to the following wire instructions:
Receiving Bank: SunTrust Bank, 25 Park Place NE Atlanta, GA. 30303
Routing/ABA #: 061000104
Swift Code: SNTRUS3A
Credit to: Akerman LLP IOTA Trust Account
Beneficiary Account #: 1000050722866
Attention: Michael I. Goldberg; Matter No. 312632
To the extent required by this Agreement, the Receiver shall transfer the amounts required to be held in separate interest bearing trust accounts within five (5) business days of receipt.
d.    Distribution and Use of Settlement Proceeds. Immediately upon entry of the Preliminary Approval Order, subject to the approval of the Vermont Department of Financial Regulation (the “VDFR”), the Receiver shall be permitted to use the Vermont Settlement Funds to pay contractor claims or expenses related to Stateside Phase VI in accordance with Section 3(d)(iii) below. Upon receipt of the Initial Settlement Payment, notwithstanding any appeals of the Preliminary Approval Order, the Bar Order, or both, subject to the approval of the District Court in the SEC Action, the Receiver shall be permitted to use funds from the Initial Settlement Payment to make the payments delineated in Sections 3(d)(ii), 3(d)(iii) and 3(d)(iv) below. To the extent that the Receiver uses any portion of the Vermont Settlement Funds to pay contractor claims or expenses pursuant to Section 3(d)(iii) below, upon receipt of the Initial Settlement Payment, the Receiver shall promptly replenish the Vermont Settlement Funds with the amount so used by the Receiver. Upon receipt of the Final Settlement Payment as set forth in Section 3(b)(iii) above, subject to the approval of the District Court in the SEC Action, the Receiver shall be permitted to use funds from the Final Settlement Payment and the Vermont Settlement Funds to make the payments delineated in Sections 3(d)(i), 3(d)(v), 3(d)(vi), 3(d)(vii), and 3(d)(viii) below and to continue to make the payments delineated in Sections 3(d)(ii), 3(d)(iii) and 3(d)(iv) below. The Receiver will utilize the Settlement Amount as follows:
i.    The Receiver will use approximately Fifteen Million Three Hundred Ninety One Thousand Three Hundred Eighty Six Dollars and Forty Seven Cents ($15,391,386.47) to satisfy all principal obligations associated with the promissory notes payable to the Investors of Jay Peak Hotel Suites L.P. (“Suites Phase I”) relating to their investments in Suites Phase I, subject, however, to Section (5)(d)(i) of this Agreement and Section 7(a) of this Agreement.
ii.    The Receiver will use approximately Five Million One Hundred Thousand Dollars ($5,100,000.00) for the benefit of Jay Peak Hotel Suites Phase II L.P. (“Hotel Phase II”), Jay Peak Penthouse Suites L.P. (“Penthouse Phase III”), Jay Peak Golf and Mountain Suites L.P. (“Golf and Mountain Phase IV”), Jay Peak Lodge and Townhouses L.P. (“Lodge and Townhouses Phase V”), Jay Peak Hotel Suites Stateside L.P. (“Stateside Phase VI”) and Q Burke Mountain Resort, Hotel and Conference Center, L.P. (“Q Burke Phase VIII”) to satisfy trade debt on the Jay Peak Resort and the Burke Mountain Hotel. It is the Receiver’s intent, subject to the approval of the District Court in the SEC Action, to provide Hotel Phase II, Penthouse Phase III, Golf and Mountain Phase IV, Lodge and Townhouses Phase V, and Stateside Phase VI with (i) the proceeds of sale of the Tram Haus Lodge (which had been owned by the Investors of Suites Phase I); (ii) the proceeds of the sale of Jay Peak, Inc., which was not an asset of any of the partnerships; and (iii) a release of all claims by the other Receivership Entities to the extent that any of their funds were used in any way in connection with Hotel Phase II, Penthouse Phase III, Golf and Mountain Phase IV, Lodge and Townhouses Phase V, and/or Stateside Phase VI.
iii.    The Receiver will use approximately Nineteen Million Six Hundred Eighty Seven Thousand Dollars ($19,687,000.00) to complete construction of the Stateside Phase VI project, as such construction plans may be amended and approved by the District Court in the SEC Action; of this amount, approximately Two Million Two Hundred Thousand Dollars ($2,200,000.00) will be used to satisfy existing contractor liens on the Stateside Phase VI project.
iv.    The Receiver will use approximately Sixty Seven Million Dollars ($67,000,000.00) to return the Five Hundred Thousand Dollar ($500,000.00) principal investments to each remaining Investor who invested in the Jay Peak Biomedical Research Park L.P. (“Biomedical Phase VII”), subject, however, to Section 5(d)(ii) and Section 7(b) of this Agreement. The Receiver shall hold such funds in a separate interest-bearing trust account until distributed as set forth herein. (The Receiver has already received approval by the District Court in the SEC Action to return approximately Seventeen Million Seven Hundred Forty Nine Thousand Nine

Hundred Sixty One Dollars ($17,749,961.00) of assets that do not arise from this Agreement to certain Biomedical Phase VII Investors.)
v.    The Receiver will use approximately Six Million Six Hundred Thousand Dollars ($6,600,000.00) for the benefit of Q Burke Phase VIII to satisfy approximately Three Million Six Hundred Thousand Dollars ($3,600,000.00) in contractor claims against the Q Burke Phase VIII project and a Three Million Dollars ($3,000,000.00) obligation due to Burke Mountain Academy or its related entities. It is the Receiver’s intent, subject to the approval of the District Court in the SEC Action, to provide Q Burke Phase VIII with (i) the proceeds of the sale of Q Burke Mountain Resort, LLC, which was not an asset of any of the partnerships; and (ii) a release of all claims by the other Receivership Entities to the extent that any of their funds were used in any way in connection with Q Burke Phase VIII.
vi.    Subject to the provisions of Section 8 of this Agreement, the Receiver shall hold Ten Million Dollars ($10,000,000.00) in a separate interest-bearing trust account to be paid to up to twenty (20) Q Burke Phase VIII Investors who are not eligible to apply for permanent residency through the United States Citizenship and Immigration Services’ EB-5 Immigrant Investor Program for failure of the Q Burke Phase VIII project to create the requisite number of jobs in the United States, thereby entitling such Investors to a return of their Five Hundred Thousand Dollar ($500,000.00) principal investment, subject, however, to Section 5(d)(iii), Section 7(c), and Section 8 of this Agreement. Notwithstanding this provision, the Receiver shall continue to use his best efforts to facilitate the creation of the jobs required under the United States Citizenship and Immigration Services’ EB-5 Immigrant Investor Program. An Investor who withdraws his or her I-526 and/or I-829 petition, or whose I-526 and/or I-829 petition is denied for any reason other than a determination that the Q Burke Phase VIII project has not created a sufficient number of jobs, shall not be entitled to payment pursuant to this Section, but will be entitled to maintain their partnership interest in Q Burke Phase VIII. Pursuant to Section 8 of this Agreement, Raymond James shall be entitled to a refund of all sums not required to be expended for this purpose. All interest accrued on this escrow account, if any, shall be for the benefit of Raymond James.
vii.    The Receiver shall use up to One Million Dollars ($1,000,000.00), separate and apart from the funds held in escrow pursuant to section 3(d)(vi) above, to refund the Five Hundred Thousand Dollar ($500,000.00) principal investments to the two (2) Investors in Q Burke Phase VIII whose I-526 petitions were denied prior to the date of the SEC Action, subject, however, to Section 5(d)(iii), Section 7(c), and Section 8 of this Agreement.
viii.    The Receiver shall use Twenty Five Million Dollars ($25,000,000.00) to establish a fund (the “Attorneys’ Fund”) to reimburse costs and compensate the plaintiffs’ attorneys in the Investor Class Action, the Other Investor Actions, or who otherwise claim to represent Investors, subject, however, to the approval of the District Court in the SEC Action. The Attorneys’ Fund shall be placed in an interest-bearing account with interest distributed pro-rata when the Attorneys’ Fund is distributed. The Receiver supports, and Raymond James agrees not to oppose or otherwise object to, the application by Class Counsel and the other plaintiffs’ attorneys for the award of attorneys’ fees and expenses in an aggregate amount not to exceed Twenty Five Million Dollars ($25,000,000.00). Notwithstanding the foregoing, in the event that the District

Court in the SEC Action approves a total amount to be disbursed from the Attorneys’ Fund that is less than the full amount held in the Attorneys’ Fund, that difference shall be promptly disbursed as follows: Seventy Five Percent (75%) to Raymond James; Twenty Five Percent (25%) to the Receiver to be used for the benefit of the Receivership Estate.
e.    Remaining Balance. Notwithstanding the specific uses of the Settlement Amount delineated above, for good cause shown, the Receiver reserves the right to exercise his professional judgment and deviate from the uses delineated in Sections 3(d)(i), 3(d)(ii), 3(d)(iii), and 3(d)(v), 3(d)(vii) above in the event such uses prove to be impossible, impracticable, unnecessary, or not in the best interests of the Investors and the Receivership Estate, subject to approval by the District Court in the SEC Action; provided, however, that any such deviation shall not in any way impair any of Raymond James’ rights under this Agreement, including the full force and effect of the Bar Order and the enforceability of any Investor Releases or assignments provided for herein. The Receiver does not have the right to deviate from the uses delineated in Sections 3(d)(iv), 3(d)(vi), or 3(d)(viii) above, unless otherwise approved by the District Court in the SEC Action and provided that it does not impair the releases or assignments given to Raymond James hereunder or the scope and validity of the Bar Order. Any unused or excess funds, or savings from the above uses, of the Settlement Amount shall be utilized by the Receiver for general cash flow purposes for the benefit of the Receivership Estate, subject to the approval by the District Court in the SEC Action.

4.	APPROVAL OF THE SETTLEMENT BY THE COURT.
a.    Request for Approval. No later than ten (10) days after the occurrence of the Execution Date, the Receiver shall file a motion with the District Court (the “Settlement Motion”) requesting approval of this Agreement and entry of the Preliminary Approval Order and Bar Order.
b.    Contents of Settlement Motion. The Receiver shall request in the Settlement Motion (i) entry of the Preliminary Approval Order substantially in form and substance as Exhibit A to this Agreement; (ii) entry of the Bar Order substantially in form and substance as Exhibit B to this Agreement; (iii) and approval of the notice attached as Exhibit “C,” and of the form and content, and the manner and method of publication, of the notice. All costs of notice and distribution pursuant to this Agreement shall be borne by the Receivership Estate. The Settlement Motion shall also seek to stay the Receiver Action, the Investor Class Action and all Other Investor Actions solely as against Raymond James and the Raymond James Released Parties, including all discovery from or to Raymond James and the Raymond James Released Parties, provided that such stay shall not preclude the parties in such actions from obtaining necessary documents or calling Raymond James or its representatives as witnesses with respect to any claims asserted by the Receiver or Class Counsel against other parties.
c.    Service and Publication of Notice. The Receiver shall use best efforts to provide good and sufficient notice of this Agreement, the Settlement Motion, and the deadline to object to approval of this Agreement and the Bar Order.

5.	RELEASES.
a.    Partial Release of Raymond James upon Initial Settlement Payment: Upon Raymond James’ payment of the Initial Settlement Payment, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the District Court in the SEC Action, except as expressly provided in this Agreement, the Receiver, on behalf of the Receivership Entities, shall irrevocably and unconditionally, waive, release, acquit and discharge Raymond James, its parent, affiliate, and subsidiary companies, all current, former and future employees, agents, attorneys, officers and directors, and consultants, including without limitation Frank Amigo and Joel N. Burstein, and each of its members, managers, principals, associates, representatives, distributors, distributees, attorneys, trustees, and general and limited partners and each of their respective administrators, heirs, beneficiaries, assigns, predecessors, predecessors in interest, successors, and successors in interest (collectively, the “Raymond James Released Parties”) from any and all claims, actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, encumbrances, liens, remedies and demands, of any and every kind, character or nature whatsoever (including unknown claims), whether liquidated or unliquidated, asserted or unasserted, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, which the Receivership Entities, or any of them, or anyone claiming through them, on their behalf or for their benefit, may have or claim to have, now or in the future, against the Raymond James Released Parties that are based upon, relate to, or arise out of Stateside Phase VI and/or Biomedical Phase VII, including but not limited to such claims made in the Receiver’s Action. Notwithstanding anything contained in this Section 5(a) or elsewhere contained in this Agreement to the contrary, the release provided in this Section 5(a) is not intended to release, nor shall it have the effect of releasing, Raymond James from any other claims brought by the Receiver, or brought by plaintiffs in any other action, including without limitation the Investor Class Action or the Other Investor Actions unless and until the Bar Order becomes Final as provided for herein. Notwithstanding anything contained in this Section 5(a) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, Raymond James from the performance of its obligations in accordance with this Agreement. Notwithstanding anything contained in this Section 5(a) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, Quiros and/or any other person, entity, or financial institution (other than the Raymond James Released Parties) in any manner whatsoever, and, for the avoidance of doubt and not by way of limitation, the Receiver expressly preserves all claims and causes of action he may have against Quiros and any other party or financial institution, including but not limited to other defendants in the SEC Action, the Receiver’s Action, the Investor Class Action, or the Other Investor Actions. Notwithstanding anything contained in this Section 5(a) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, claims of any federal or state governmental bodies or agencies, including but not limited to the claims brought by and belonging to the SEC in the SEC Action.
b.    Full Release of Raymond James upon Final Settlement Payment: Upon the occurrence of the Effective Date and the payment of the Settlement Amount, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the District Court in the SEC Action, except as expressly provided in this Agreement, the Receiver, on behalf of the Receivership Entities, shall irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge the Raymond James Released Parties from any and all claims, actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, encumbrances, liens, remedies and demands, of any and every kind, character or nature whatsoever (including unknown claims), whether liquidated or unliquidated, asserted or unasserted, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, which the Receivership Entities, or any of them, or anyone claiming through them, on their behalf or for their benefit, may have or claim to have, now or in the future, against Raymond James that are based upon, relate to, or arise out of, in connection with or pertain to the SEC Action, the Receiver’s Action, and the Investor Class Action, including the parties, allegations, and issues in said actions. Notwithstanding anything contained in this Section 5(b) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, Raymond James from the performance of its obligations in accordance with this Agreement. Notwithstanding anything contained in this Section 5(b) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, Quiros and any other party or financial institution (other than the Raymond James Released Parties) in any manner whatsoever, and, for the avoidance of doubt and not by way of limitation, the Receiver expressly preserves all claims and causes of action he may have against Quiros and/or any other person, entity, or financial institution, including but not limited to other defendants in the SEC Action, the Receiver’s Action, the Investor Class Action, or the Other Investor Actions. Notwithstanding anything contained in this Section 5(b) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, claims of any federal or state governmental bodies or agencies, including but not limited to the claims brought by and belonging to the SEC in the SEC Action.
c.    Release of Receiver: Upon the payment of the Settlement Amount, and without the need for the execution and delivery of additional documentation or the entry of any additional orders of the court in the SEC Action, except as expressly provided in this Agreement, the Raymond James Released Parties shall irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge each and every one of the Receivership Entities, and the Receiver and his agents and counsel, from any and all claims, actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, encumbrances, liens, remedies and demands, of any and every kind, character or nature whatsoever (including unknown claims), whether liquidated or unliquidated, asserted or unasserted, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, which the Raymond James Released Parties, and their affiliates, subsidiaries, and assigns, or any of them, or anyone claiming through them, on their behalf or for their benefit may have or claim to have, now or in the future, against the Receiver and his agents and counsel that are based upon, relate to, or arise out of, in connection with or pertain to the SEC Action, the Receiver’s Action, and the Investor Class Action, including the parties, allegations, and issues in said actions. Notwithstanding anything contained in this Section 5(c) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, the Receiver from the performance of his obligations in accordance with this Agreement. Notwithstanding anything contained in this Section 5(c) or elsewhere contained in this Agreement to the contrary, the foregoing is not intended to release, nor shall it have the effect of releasing, any person other than the Receiver, his agents, counsel, and the Receivership Entities in any manner whatsoever, and, for the avoidance of doubt and not by way of limitation, the Raymond James Released Parties expressly preserve all claims and causes of action they may have against any other person.
d.     Investor Releases:
i.    Suites Phase I Investors. As a condition precedent to the receipt of funds pursuant to Section 3(d)(i) of this Agreement, Suites Phase I Investors must first execute a release of all claims in favor of the Raymond James Released Parties, the Receiver, and the Receivership Estate in the form attached hereto as Exhibit “D” (the “Investor Release”). The Receiver shall not disburse funds to a Suites Phase I Investor pursuant to Section 3(d)(i) unless such Investor first executes the Investor Release.
ii.    Biomedical Phase VII Investors. As a condition precedent to the receipt of funds pursuant to Section 3(d)(iv) of this Agreement, Biomedical Phase VII Investors must first execute an Investor Release of all claims in favor of the Raymond James Released Parties, the Receiver, and the Receivership Estate in the form attached hereto as Exhibit “E” (the “Phase VII and VIII Investor Release”). The Phase VII and VIII Investor Release shall also contain a covenant not to sue or make claims against the Receiver and/or the Receivership Entities for any claim that is in any way connected with, related to, or arising out of such Investor’s participation in Biomedical Phase VII, except as provided in this Section 5(d)(ii). The Receiver shall not disburse funds pursuant to this Agreement to a Biomedical Phase VII Investor pursuant to Section 3(d)(iv) unless such Investor first executes the Biomedical Phase VII Investor Release. All Biomedical Phase VII Investors receiving funds pursuant to Section 3(d)(iv) of this Agreement shall be permitted to make a claim in the Receivership Estate for the amount of their administrative fee payment (up to, but not exceeding, Fifty Thousand Dollars ($50,000.00)).
iii.    Q Burke Phase VIII Investors. As a condition precedent to the receipt of funds pursuant to Sections 3(d)(vi) and 3(d)(vii) of this Agreement, the Q Burke Phase VIII Investors who will be receiving a refund of their Five Hundred Thousand Dollar ($500,000.00) principal investments must first execute a Phase VII and VIII Investor Release (Exhibit “E”) of all claims in favor of the Raymond James Released Parties, the Receiver, and the Receivership Estate, except as provided in this Section 5(d)(iii). The Receiver shall not disburse funds to a Q Burke Phase VIII Investor pursuant to Section 3(d)(vi) or 3(d)(vii) unless such Investor first executes the Investor Release. All Q Burke Phase VIII Investors receiving funds pursuant to Section 3(d)(vi) and 3(d)(vii) of this Agreement shall be permitted to make a claim in the Receivership Estate for the amount of their administrative fee payment (up to, but not exceeding, Fifty Thousand Dollars ($50,000.00)), but such claims shall be paid solely from the net proceeds (as defined in Section 6(b) below) of the sale of their respective right to receive proceeds from their interests in Q Burke Phase VIII’s property and, thereafter, the Q Burke Phase VIII Investors’ claim to an administrative fee payment shall be deemed satisfied.

iv.    If any Investor in Suites Phase I or Biomedical Phase VII does not sign the Investor Release or the Biomedical Phase VII Investor Release (as required) within eighteen (18) months after the Bar Order becomes Final, that Investor shall not be entitled to receive payments provided for by this Agreement, and the amounts allocated to be paid to that Investor shall be returned to Raymond James within twenty (20) days thereafter, along with accrued interest, if any.

6.	ASSIGNMENT OF PROCEEDS[1]
a.    Litigation and Other Recoveries. In accordance with the consideration received under this Agreement, the Receiver shall assign to Raymond James the right to receive Seventy Five Percent (75%) of all net proceeds (as defined in Section 6(b) below) recovered from litigation brought by or on behalf of the Receiver or the Receivership Entities against third parties or otherwise obtained by the Receiver from third parties by executing a Partial Assignment of Proceeds in substantially the same form as the attached Exhibit “F”. The Assignment of Proceeds in this Section 6(a) shall exclude (a) revenues paid to the Receiver in the ordinary course of operations of the Receivership Entities; (b) proceeds of settlements or judgments obtained by Investors (or some of them) but disbursed by the Receiver on their behalf; and (c) disgorgement proceeds of any kind (including but not limited to cash, real property, personal property, notes, bonds, stocks, or any other asset whatsoever) obtained by the SEC but given to the Receiver to disburse. The Assignment of Proceeds in this Section 6(a) shall also provide that any resort or mountain related assets used in the operation of the Jay Peak Resort or the Burke Mountain Hotel are excluded; Raymond James shall have no claim whatsoever to any such excluded assets or the proceeds thereof. To the extent that the Receiver recovers funds subject to the Assignment of Proceeds in this Section 6(a) before Raymond James has made the Final Settlement Payment, the Receiver reserves the right to either escrow Seventy Five Percent (75%) of such funds until the Final Settlement Payment has been made or to allow Raymond James to receive an offset from the Final Settlement Payment based on such recoveries (e.g., if Raymond James is entitled to receive One Million Dollars ($1,000,000.00) under this Section for recoveries the Receiver obtained before Raymond James makes the Final Settlement Payment, and the Receiver elects not to escrow such amount, the Final Settlement Payment shall be reduced by One Million Dollars ($1,000,000.00). Any amounts due to Raymond James pursuant to this Section for recoveries obtained by the Receiver after Raymond James has made the Final Settlement Payment shall become payable by the Receiver within ninety (90) days after he has received the recovery. In connection with Raymond James’ rights under this Section 6(a), the Receiver agrees that he shall use his best efforts and pursue litigation and other recoveries under this Section 6(a) in good faith. The Receiver further agrees to advise Raymond James prior to settling any claims for such recoveries, consult quarterly with Raymond James regarding the status of the Receiver’s attempts to recover such proceeds, and provide Raymond James with an annual report of the Receiver’s attempts to recover such proceeds. Nothing in this Section 6(a), however, shall impact the Receiver’s independence or ability to exercise his business judgment in deciding whether or not to pursue and/or settle any claims or recoveries. The Receiver

__________________
1 The Receiver will cooperate in executing any documents that Raymond James reasonably requires in order to perfect its interest in this partial assignment of proceeds, including but not limited to a UCC-1 Financing Statement.

hereby represents and warrants that he has not assigned any claims belonging to the Receivership Estate or any of the Receivership Entities, or proceeds of such claims, nor has he entered into any sharing agreements regarding such claims, and will not do so without written consent from Raymond James. Notwithstanding anything in this Agreement or under applicable legal doctrine, Raymond James shall not have any standing or other right to appear and be heard in connection with the administration of the Receivership Estate or the Receiver’s pursuit of any claims or recoveries, except to the extent necessary to protect Raymond James’ rights under this Agreement. For purposes of clarity, Raymond James’ sole right under this Section 6(a) is the right to receive a percentage of net proceeds, pursuant to the provisions set forth herein.
b.    As used in this Agreement, the term “net proceeds” means the amounts remaining from the recoveries of the Receiver, whether by litigation or otherwise, after payment of all legitimate business expenses, including but not limited to, all liens, encumbrances and other valid interests, attorneys’ fees, Receiver’s fees, and other costs and expenses incurred in connection with obtaining such proceeds.

7.	ASSIGNMENT OF INVESTOR INTERESTS
a.    Suites Phase I Investors. As a condition precedent to the receipt of funds pursuant to Section 3(d)(i) of this Agreement, in addition to executing the Investor Release, the Suites Phase I Investors who receive funds must assign to the Receiver any interest they may have had, or still have, in and to the Tram Haus Lodge by executing an Assignment of Limited Partnership Interest in substantially the same form as the attached Exhibit “G”. The Receiver shall not disburse funds to a Suites Phase I Investor pursuant to Section 3(d)(i) unless such Investor first executes an Assignment of Limited Partnership Interest.
b.    Biomedical Phase VII Investors. As a condition precedent to the receipt of funds pursuant to Sections 3(d)(iv) of this Agreement, in addition to executing the Phase VII and VIII Investor Release, the Biomedical Phase VII Investors who are eligible to receive funds as provided for hereunder must assign to the Receiver any interest they have in Biomedical Phase VII by executing an Assignment in substantially the same form as the attached Exhibit “H.” The Receiver shall not disburse funds to a Biomedical Phase VII Investor pursuant to Section 3(d)(iv) unless such Investor first executes the Assignment and the Phase VII and VIII Investor Release. The Assignment shall conform to the provisions of Section 5(d)(ii) above.
c.    Q Burke Phase VIII Investors. As a condition precedent to the receipt of funds pursuant to Sections 3(d)(vi) and 3(d)(vii) of this Agreement, in addition to executing the Phase VII and VIII Investor Release, the Q Burke Phase VIII Investors who receive funds must assign to Raymond James, certifying that they have not placed any liens and encumbrances, and that they are not aware of any liens or encumbrances (other than those provided by this Section), their respective right to receive proceeds from their interests in Q Burke Phase VIII by executing an Assignment of Proceeds in substantially the same form as the attached Exhibit “I”. The Receiver shall not disburse funds to a Q Burke Phase VIII Investor pursuant to Sections 3(d)(vi) and 3(d)(vii) unless such Investor executes an Assignment of Proceeds. The Assignment of Proceeds shall conform to Section 5(d)(iii) above. Subject to the terms of Section 5(d)(iii) above, Raymond James shall be entitled to receive all proceeds to the fullest extent of the Investor’s Q Burke Phase VIII partnership interests, with no exclusions or offsets that are not applied to all other Q Burke Phase VIII Investors.

8.	Q BURKE PHASE VIII ESCROW
Raymond James shall receive a refund of any funds held in escrow pursuant to Section 3(d)(vi) that are not required to be paid to a Q Burke Phase VIII Investor pursuant to this Agreement. Any portion of the escrow held by the Receiver that is not returned to Q Burke Phase VIII Investors pursuant to this Agreement within four (4) years after the Bar Order becomes Final (subject to extension by the District Court in the SEC Action for good cause shown) shall be remitted to Raymond James, along with interest earned on the amount held in escrow, if any. The Receiver shall consult quarterly with Raymond James and provide annual reports to Raymond James detailing the amount held in escrow, the amounts distributed, and releases obtained pursuant to Section 5(d)(iii), and the status of job creation for the Q Burke Phase VIII project.

9.	STAY AND DISMISSAL OF ACTIONS
a.    Stay of Actions. The Preliminary Approval Order shall (i) stay the Receiver’s Action, the Investor Class Action, and the Other Investor Actions as to Raymond James and Burstein; and (ii) provide that, in the event that the Bar Order is vacated, reversed, or modified in any way, and the stays are lifted, discovery will be reopened in the Receiver’s Action in order that Raymond James and the Receiver will not have been prejudiced by the stay. In the event that the Bar Order is vacated, reversed, or modified in any way, and the stay in the Investor Class Action is lifted, Class Counsel and Raymond James agree that discovery will be reopened in the Investor Class Action in order that neither party will have been prejudiced by the stay.
b.    Dismissal of the Receiver’s Action and the Investor Class Action. Within ten (10) days after the Bar Order becomes Final, (i) the Receiver shall dismiss with prejudice Raymond James and Burstein from the Receiver’s Action; and (ii) Class Counsel shall, with Raymond James’ cooperation, submit to the District Court in the Investor Class Action a stipulation of dismissal, which dismisses the claims against Raymond James and Burstein with prejudice and which attaches this Agreement, the Preliminary Approval Order, the Bar Order, and a proposed order in the form attached hereto as Exhibit “J” (entry of the order being referred to as the “Investor Class Action Dismissal”).

10.	DISTRIBUTION OF ATTORNEYS’ FUND
a.    The Attorneys’ Fund established by Section 3(d)(viii) shall be distributed in accordance with the following provisions except to the extent as the District Court in the SEC Action shall otherwise direct:
i.    Within thirty (30) days after the Preliminary Approval Order, all attorneys wishing to seek compensation from the Attorneys’ Fund for services rendered on behalf of Investors must serve the Receiver, Class Counsel, and counsel to Raymond James a claim for compensation in substantially the same form as the Attorney Claim Form attached hereto as Exhibit “K” (the “Attorney Claim Form”) and file with the District Court in the SEC Action a Notice of

Service of Attorney Claim Form in substantially the same form as the Notice of Service of Attorney Claim Form attached hereto as Exhibit “L”. Failure of an attorney to submit an Attorney Claim Form and file a Notice of Service of Attorney Claim Form within such time period shall bar compensation from the Attorneys’ Fund.
ii.    Class Counsel shall confer with all attorneys who submitted Attorney Claim Forms (the “Fee Claimants”) in good faith and attempt to agree on the allocation of the Attorneys’ Fund among all Fee Claimants. If Class Counsel and all Fee Claimants agree to the allocation of the Attorneys’ Fund, they shall so notify the Receiver and the District Court in the SEC Action of the proposed allocation of funds among the Fee Claimants and, if approved by the District Court in the SEC Action, the Receiver shall disburse the Attorneys’ Fund in accordance with the Court’s order, subject to Section 10(iv) below.
iii.    If Class Counsel and the Fee Claimants are unable to reach agreement as to the allocation of the Attorneys’ Fund on or before the objection deadline established by the Court in the notice (a draft of which is attached hereto as Exhibit C), Class Counsel joined with the Fee Claimants who have reached agreement on the one hand, and severally those Fee Claimants who have not reached agreement on the other hand, shall file motions for attorneys’ fees before the District Court in the SEC Action, and the District Court in the SEC Action shall establish the distribution scheme for the Attorneys’ Fund.
iv.    Notwithstanding any other provisions in this Agreement, the Receiver shall not disburse any monies held in the Attorneys’ Fund until the Preliminary Approval Order, the Bar Order, and the Investor Class Action Dismissal are all Final.
v.    No attorneys shall be entitled to further compensation from the Receivership Estate or Raymond James relating to any claims against Raymond James.
vi.    Consistent with Section 15(i), the resolution of the distribution of the Attorneys’ Fund shall have no effect on the other terms of this Agreement. All other terms of this Agreement shall remain in full force and effect irrespective of any objections regarding the distribution of the Attorneys’ Fund and irrespective of any decision by the District Court in the SEC Action regarding the disbursement of the Attorneys’ Fund pursuant to any agreement, any motion for attorneys’ fees, or the terms provided for hereunder.

11.	REVERSAL, VACATION OR MODIFICATION
In the event that the Bar Order is vacated, reversed on appeal, or modified in any manner such that it no longer bars the commencement or continuation of any and all civil actions against the Raymond James Released Parties or as otherwise more fully described in the Bar Order with respect to the events and occurrences underlying the claims in the SEC Action, the Receiver’s Action, the Investor Class Action or the Other Investor Actions, then:
a.    The Receiver shall be bound by the release set forth in Section 5(a) of this Agreement.

b.    The Receiver shall be bound by the Assignment of Proceeds of Sale executed by the Receiver pursuant to Section 6(a) of this Agreement.
c.    Any Investor who has accepted payment and signed a release pursuant to this Agreement shall be bound by the release.
d.    With respect to any Investor for whom Raymond James succeeded to that Investor’s interest or received an Assignment of Proceeds from that Investor, such succession or assignment shall be valid and enforceable (as limited by the Assignment of Proceeds).
e.    To the extent that any funds remain in the Biomedical Phase VII escrow account, such funds shall be returned to Raymond James, with all accrued interest, if any, within thirty (30) days.
f.    As separate consideration for the immediate funding pursuant to Sections 3(d)(ii), 3(d)(iii), and 3(d)(iv) to satisfy trade debt on the Jay Peak Resort and Burke Mountain Hotel to meet the needs for Stateside Phase VI, and to allow the immediate return of funds to Biomedical Phase VII Investors:
i.    Raymond James shall be entitled to a set-off of the total amount of Five Million One Hundred Thousand Dollars ($5,100,000.00) paid pursuant to Section 3(d)(ii) in any actions relating to Hotel Phase I, Hotel Phase II, Penthouse Phase III, Golf and Mountain Phase IV, Lodge and Townhouses Phase V, and Stateside Phase VI. Such set-off shall be made equitably in proportion to the amount by which each phase benefited from the payment, and shall be deducted before and not be subject to trebling or punitive damages in any judgment against Raymond James related to Hotel Phase I, Hotel Phase II, Penthouse Phase III, Golf and Mountain Phase IV, Lodge and Townhouses Phase V, and Stateside Phase VI.
ii.    Raymond James shall be entitled to a set-off of the total amount of Nineteen Million Six Hundred Eighty Seven Thousand Dollars ($19,687,000.00) paid pursuant to Section 3(d)(iii) in any actions relating to Stateside Phase VI. In addition, such funds paid pursuant to Sections 3(d)(iii) shall be deducted and not subject to trebling or punitive damages in any judgment against Raymond James related to Stateside Phase VI.
iii.    To the extent that funds were paid to Biomedical Phase VII Investors pursuant to this Agreement, Raymond James shall be entitled to a set-off of the total amount paid pursuant to Section 3(d)(iv) in any actions relating to Biomedical Phase VII. In addition, such funds paid pursuant to Section 3(d)(iv) shall be deducted and not subject to trebling or punitive damages in any judgment against Raymond James related to Biomedical Phase VII.

12.	REPRESENTATIONS AND WARRANTIES
a.Representation and Warranties of Raymond James. Raymond James hereby represents and warrants that as of the Effective Date: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute this Agreement and to consummate the transactions contemplated hereby; (b) it has full requisite power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (i) have been duly and validly authorized by it and (ii) are not in contravention of its organizational documents or any material agreements specifically applicable to it; (c) no proceeding, litigation or adversary proceeding before any court, arbitrator or administrative or governmental body is pending against it which would materially and adversely affect its ability to enter into this Agreement or to perform its obligations hereunder; (d) it will pursue the approval of this Agreement, including entry of the Preliminary Approval Order and Bar Order and Investor Class Action Dismissal, in good faith and using its best efforts; and (e) it will perform the obligations created by this Agreement and cooperate with the Receiver and Class Counsel in good faith regarding this Agreement.
b.Representation and Warranties of the Receiver. The Receiver hereby represents and warrants that as of the Effective Date: (a) subject to the entry of the Preliminary Approval Order and Bar Order, he has the power and authority to bind the applicable Receivership Entities to the terms of this Agreement or otherwise has been duly authorized to execute and deliver this Agreement on their behalf; (b) the Receiver will pursue the approval of this Agreement, including entry of the Preliminary Approval Order and Bar Order and Investor Class Action Dismissal, in good faith and using his best efforts; (c) he will perform the obligations created by this Agreement and cooperate with Raymond James and Class Counsel in good faith regarding this Agreement; and (d) he has, or has caused to be conducted by his counsel or other persons under his control, conducted a reasonably diligent search of the records of the Receivership Entities to ascertain the EB-5 investors and creditors of each of the Receivership Entities.
c.Representation and Warranties of Class Counsel. Class Counsel hereby represents and warrants that as of the Effective Date: (a) they are authorized to enter into this Agreement; (b) they will pursue the approval of this Agreement, including entry of the Preliminary Approval Order and Bar Order and Investor Class Action Dismissal, in good faith and using their best efforts; and (c) they will perform the obligations created by this Agreement and cooperate with the Receiver and Raymond James in good faith regarding this Agreement.

13.	COVENANTS
a.    Covenants of Raymond James. Raymond James hereby covenants and agrees that it shall take all actions reasonably necessary to obtain (and shall take no action to impede or preclude) the entry of the Preliminary Approval Order and Bar Order and Investor Class Action Dismissal and the implementation of this Agreement.
b.    Covenants of the Receiver. The Receiver, for himself and, as applicable, on behalf of the Receivership Entities, hereby covenants and agrees that he shall take, and shall cause the Receivership Entities to take, all actions reasonably necessary to obtain (and shall take no action to impede or preclude) the entry of the Preliminary Approval Order and the Bar Order and Investor Class Action Dismissal, including, without limitation, performing the obligations set forth in Section 4 of this Agreement. The Receiver, for himself and, as applicable, on behalf of the Receivership Entities, hereby covenants and agrees that he shall take, and shall cause the Receivership Entities to take, all actions reasonably necessary to enforce and carry out the Preliminary Approval Order and/or Bar Order, including cooperating in any efforts by Raymond James to enforce the Preliminary Approval Order and/or Bar Order.
c.    Covenants of Class Counsel. Class Counsel hereby covenant and agree that they shall take all actions reasonably necessary to obtain (and shall take no action to impede or preclude) the entry of the Preliminary Approval Order and Bar Order and Investor Class Action Dismissal and the implementation of this Agreement. Class Counsel hereby covenant and agree that they shall take all actions reasonably necessary to enforce and carry out the Preliminary Approval Order and Bar Order, including cooperating in any efforts by Raymond James to enforce the Preliminary Approval Order and/or Bar Order.
14.    VERMONT SETTLEMENT FUNDS.
a.    Retention of Certain Payments. Irrespective of whether the Effective Date occurs, the Receiver is entitled to retain the Vermont Settlement Funds and use them to pay contractor claims or expenses related to Stateside Phase VI, subject to the approval of the VDFR.

15.	MISCELLANEOUS.
a.    Amendments. This Agreement may not be modified, amended or supplemented except by a written agreement executed by each Party to be affected by such modification, amendment or supplement, and approved by the District Court in the SEC Action.
b.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, the Receivership Estates, and their respective heirs, executors, administrators, successors, and assigns, including without limitation upon any successor receiver in the SEC Action, or any trustee, custodian, or other estate representative appointed in a case under title 11 of the United States Code.
c.    No Admission of Liability; No Estoppel Effect. The execution of this Agreement is not intended to be, nor shall it be construed as, an admission or evidence in any pending or subsequent suit, action, proceeding or dispute of any liability, wrongdoing, or obligation whatsoever (including as to the merits of any claim or defense) by any Party to any other Party or any other Person with respect to any of the matters addressed in this Agreement. None of this Agreement, the settlement or any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement: (i) is or may be deemed to be or may be used as an admission or evidence of the validity of any claim, or any allegation made against Raymond James; (ii) is or may be deemed to be or may be used as an admission or evidence of any liability, fault or omission of Raymond James, in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (iii) is or may be deemed to be or used as admission or evidence of or have any evidentiary, res judicata, or collateral estoppel effect on the Receiver’s or Class Counsel’s ability to assert claims, as applicable, against any party other than the Raymond James Released Parties. None of this Agreement, the settlement, or any act performed or document executed pursuant to or in furtherance of this Agreement or the settlement shall be admissible in any proceeding for any purposes, except in the SEC Action, and except that Raymond James may file this Agreement in any action for any purpose, including but not limited to support a defense or counterclaim based on the principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense of counterclaim.
d.    Good Faith Negotiations. The Parties further recognize and acknowledge that each of the Parties hereto is represented by counsel, and such Party received independent legal advice with respect to the advisability of entering into this Agreement. Each of the Parties acknowledges that the negotiations leading up to this Agreement were conducted regularly, at arm’s length, and in good faith; this Agreement is made and executed by and of each Party’s own free will; that each Party knows all of the relevant facts and his or its rights in connection therewith; and that he or it has not been improperly influenced or induced to make this settlement as a result of any act or action on the part of any party or employee, agent, attorney or representative of any party to this Agreement. The Parties further acknowledge that they entered into this Agreement because of their desire to avoid the further expense and inconvenience of litigation and other disputes, and to compromise permanently and settle the claims between the Parties that are settled by the execution of this Agreement.
e.    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the Parties hereto and the Raymond James Released Parties (to the extent of the Bar Order, the releases, and dismissals) any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation thereof, and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the Parties hereto and their respective successors and assigns. For the avoidance of doubt, only the signatories hereto and the beneficiaries hereof may seek to enforce this Agreement.
f.    Governing Law; Retention of Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the federal law, and, to the extent not applicable, with the internal laws of the State of Florida, without giving effect to any principles of conflicts of law. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding between the Parties with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the District Court in the SEC Action, and by execution and delivery of this Agreement, each Party hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 15(l) hereof.
g.    Entire Agreement. This Agreement constitutes the full and entire agreement among the Parties with regard to the subject hereof, and supersedes all prior negotiations, representations, promises or warranties (oral or otherwise) made by any Party with respect to the subject matter hereof. No Party has entered into this Agreement in reliance on any other Party’s prior representation, promise or warranty (oral or otherwise) except for those that may be expressly set forth in this Agreement.
h.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.
i.    Not Severable. Except as to procedural issues set forth in Section 10 above, no provision of this Agreement shall be severable from this Agreement. Accordingly, except as set forth in Section 10 above, if any portion of this Agreement is held to be prohibited, invalid, or unenforceable, then the Settlement Agreement as a whole shall be deemed invalid and unenforceable and shall not be binding on the parties, but Section 11 shall apply.
j.    Access to Receiver’s Accountant. The Receiver agrees to provide Raymond James with such reports and records as the parties agree are reasonably necessary for Raymond James to monitor its rights under this Agreement, or are reasonably necessary for other proceedings or for investigations, at Raymond James’ expense.
k.    Nondisparagement. The Receiver and Class Counsel agree that no one vested to act, speak, or write on their behalf will disparage the Raymond James Released Parties or their respective professional reputations. Raymond James agrees that no one vested to speak on its behalf will disparage the Receiver or Class Counsel or their professional reputations.
l.    Notices. Any notice required or permitted to be provided under this Agreement shall be in writing and served by electronic mail and either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:
If to the Receiver, to:
Michael I. Goldberg, Esq.
Akerman LLP
350 East Las Olas Boulevard, Ste. 1600
Fort Lauderdale, FL 33301
Tel: (954) 468-2444
Fax: (954) 463-2224
Email: michael.goldberg@akerman.com

with a copy to:

Jeffrey C. Schneider, Esq.
Levine Kellogg Lehman Schneider + Grossman, LLP
201 S. Biscayne Blvd.
22nd Floor
Miami, FL 33131
Tel: (305) 403-8788
Fax: (305) 403-8789
Email: jcs@lklsg.com

If to Raymond James, to:
Raymond James & Associates, Inc.
Attention:  Michael Alford, Deputy General Counsel
880 Carillon Parkway
Saint Petersburg, FL 33716
Tel: (727) 567-5198
Fax: (866) 206-1089
Email: michael.alford@raymondjames.com

with a copy to

Stanley H. Wakshlag, Esq.
Deborah S. Corbishley, Esq.
Kenny Nachwalter, P.A.
Four Seasons Tower
Suite 1100
1441 Brickell Avenue
Miami, FL 33131
Tel: (305) 373-1000
Fax: (305) 372-1861
Email: shw@knpa.com
dsc@knpa.com

If to Class Counsel, to:
Thomas A. Tucker Ronzetti, Esq.
Harley S. Tropin, Esq.
Kozyak Tropin & Throckmorton
2525 Ponce de Leon Blvd.

9th Floor
Miami, FL 33134
Tel: (305) 372-1800
Fax: (305) 372-3508
Email: tr@kttlaw.com
hst@kttlaw.com

m.    Further Assurances. Each of the Parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other Parties may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the latest date set forth below.

Michael I. Goldberg, not individually, but solely in his capacity as Receiver for the Receivership Entities /s/ Michael I. Goldberg Dated: April 13, 2017.	Raymond James & Associates, Inc., a Florida corporation /s/ Michael R. Alford By: Michael R. Alford Its: SVP - Deputy General Counsel Dated: April 13, 2017.

Kozyak Tropin & Throckmorton, as Class Counsel /s/ Tucker Ronzetti By: Tucker Ronzetti Dated: April 13, 2017.

Schedule A

(List of Receivership Entities)

Jay Peak, Inc.
Q Resorts, Inc.
Jay Peak Hotel Suites L.P.
Jay Peak Hotel Suites Phase II L.P.
Jay Peak Management, Inc.
Jay Peak Penthouse Suites L.P.
Jay Peak GP Services, Inc.
Jay Peak Golf and Mountain Suites L.P.
Jay Peak GP Services Golf, Inc.
Jay Peak Lodge and Townhouses L.P.
Jay Peak GP Services Lodge, Inc.
Jay Peak Hotel Suites Stateside L.P.
Jay Peak GP Services Stateside, Inc.
Jay Peak Biomedical Research Park L.P.
AnC Bio Vermont GP Services, LLC
Q Burke Mountain Resort, Hotel and Conference Center, L.P.
Q Burke Mountain Resort GP Services, LLC
Jay Construction Management, Inc.
GSI of Dade County, Inc.
North East Contract Services, Inc.
Q Burke Mountain Resort, LLC

INDEX TO EXHIBITS A-L

Exhibit	Identity	Settlement Agreement Para.
A	Preliminary Approval Order	4(b)
B	Approval and Bar Order	4(b)
C	Notice	4(b)
D	Investor Release	5(d)(i)
E	Phase VII and Phase VIII Investor Release	5(d)(ii) and 5(d)(iii)
F	Partial Assignment of Proceeds	6(a)
G	Assignment of Limited Partnership Interest—Phase I	7(a)
H	Assignment—Phase VII	7(b)
I	Assignment—Phase VIII	7(c)
J	Investor Class Action Dismissal and Order	9(b)
K	Attorney Claim Form	10
L	Notice of Service of Attorney Claim Form	10